UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Mueller Industries, Inc.
(Name of Registrant as Specified In Its Charter)
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Beginning on April 18, 2017, Mueller Industries, Inc. (“Mueller” or the “Company”) made the following letter available to shareholders:

April 18, 2017

Dear Shareholder,

We write on behalf of the Board of Directors (the “Board”) of Mueller Industries, Inc. (“the Company” or “Mueller”), and to ask for your support by voting in accordance with the Board’s recommendations on all proposals at our 2017 Annual Meeting on May 4, 2017.

In particular, as you are aware, the Company conducts an annual advisory vote to approve the compensation of our named executive officers (the “say-on-pay proposal”).  In recent years, our shareholders have shown strong support for our annual say-on-pay proposals, with approval rates of over 97% in 2016, 94% in 2015 and 94% in 2014.

In 2016, our Compensation and Stock Option Committee took meaningful steps to further improve our compensation practices by introducing, for the first time, a performance-based requirement for vesting of a portion of the long-term equity awards granted to our key executives.  With the addition of this requirement, these awards will not vest in favor of these executives unless specified growth rates in earnings per share or total shareholder return are achieved over the next five-year period.

We were pleased to learn that the proxy advisory firm Glass Lewis & Co. (“Glass Lewis”) took notice of this change, and citing Mueller’s “track record of aligning pay with performance,” has again recommended that its clients vote in favor of our say-on-pay proposal.  However, it has also come to our attention that another such firm, Institutional Shareholder Services (“ISS”) has recommended that shareholders oppose our say-on-pay proposal, a position with which we respectfully disagree.

ISS’s position — a reversal from the stance it has taken in recent years — is disappointing, and in our view, fails to appropriately credit the recent improvements mentioned above.  It is also surprising given that in November 2016, ISS published an improved “QualityScore” for Mueller in the area of compensation.

In opposing Mueller’s say-on-pay proposal, ISS focuses primarily on the modified single trigger provision that has been in Mr. Christopher’s employment agreement since it was first negotiated in October 2008, a provision ISS believes should be eliminated.  While we respect ISS’s views, the Company’s independent directors do not believe that the amendment sought by ISS is in the best interests of the Company or its shareholders at this time.

The Board’s independent directors have tremendous confidence in Mr. Christopher, and believe he possesses the knowledge, experience and relationships with the Company’s customer base that are necessary to lead Mueller at this critical time.  Notably, during his nearly nine years as Chief Executive Officer, the Company has achieved a compounded growth rate in total shareholder return of approximately 19%.  The Company’s independent directors believe that Mr. Christopher’s current employment agreement reflects a fair and balanced approach, and promotes the Company’s strong interest in retaining a leader of his skills and proven track record.

Thank you for your time and consideration during this busy proxy season.  We appreciate the opportunity to shed further light on our compensation program and why we believe a vote in favor of our say-on-pay proposal is again warranted this year.  If you have any questions, please do not hesitate to reach out to us at (901) 753-3200.

Gary S. Gladstein
Lead Independent Director

Gennaro J. Fulvio
Chairman, Compensation & Stock Option Committee